Exhibit 99

ARCH CAPITAL GROUP LTD.

Earnings Release Supplement

As of December 31, 2003

ARCH CAPITAL GROUP LTD. REPORTS 2003 FOURTH QUARTER RESULTS

HAMILTON, BERMUDA, February 17, 2004 — Arch Capital Group Ltd. (NASDAQ: ACGL) reports that net income for the 2003 fourth quarter was $83.7 million, or $1.22 per share, compared to $43.5 million, or $0.65 per share, for the 2002 fourth quarter.  Net income for the year ended December 31, 2003 was $280.6 million, or $4.14 per share, compared to $59.0 million, or $0.99 per share, for the year ended December 31, 2002.  The Company’s diluted book value per share increased by 20.4% to $25.52 at December 31, 2003 from $21.20 at December 31, 2002.  Net premiums written for the 2003 fourth quarter increased to $627.4 million from $439.2 million for the 2002 fourth quarter, and net premiums written for the year ended December 31, 2003 increased to $2.74 billion from $1.26 billion for the year ended December 31, 2002.  The growth in net premiums written was due to substantial increases in business written by both the Company’s reinsurance and insurance segments.  All per share amounts discussed in this release are on a fully diluted basis.

The Company also reported after-tax operating income for the 2003 fourth quarter of $87.9 million, or $1.29 per share, compared to $48.6 million, or $0.72 per share for the 2002 fourth quarter.  After-tax operating income for the year ended December 31, 2003 was $266.5 million, or $3.93 per share, compared to $95.0 million, or $1.59 per share, for the year ended December 31, 2002.  The Company’s after-tax operating income represented a 21.5% return on beginning equity for the 2003 fourth quarter, on an annualized basis, and a 18.9% return on beginning equity for the year ended December 31, 2003.  Operating income, a non-GAAP measure, is defined as net income or loss before extraordinary items, excluding net realized investment gains or losses, net foreign exchange gains or losses, other income, reversal of deferred tax asset valuation allowances and non-cash compensation, net of tax.  See page 6 for a further discussion of operating income and Regulation G.

The following table summarizes the Company’s underwriting results for the 2003 and 2002 periods.

	Three Months Ended December 31,		Years Ended December 31,
(in thousands)	2003	2002	2003	2002

Gross premiums written	$761,653	$521,899	$3,226,001	$1,487,212
Net premiums written	627,383	439,207	2,738,415	1,261,627
Net premiums earned	690,336	290,011	2,212,599	654,976
Underwriting income	75,844	36,039	228,715	59,219

Combined ratio	89.3%	87.6%	90.0%	90.9%

The following table summarizes, on an after-tax basis, the Company’s consolidated financial data, including a reconciliation of operating income to net income or loss and related diluted per share results.

	Three Months Ended December 31,		Years Ended December 31,
(in thousands, except per share data)	2003	2002	2003	2002

Operating income	$87,921	$48,618	$266,534	$94,952
Net realized investment gains (losses)	3,757	(1,114)	23,072	(2,618)
Net foreign exchange (losses) gains	(5,522)	(69)	997	2,449
Non-cash compensation	(2,903)	(8,180)	(13,789)	(48,862)
Other income	481	370	2,188	1,754
Reversal of deferred tax asset valuation allowance	—	—	773	7,421
Extraordinary gain – excess of fair value of acquired net assets over cost	—	3,886	816	3,886
Net income	$83,734	$43,511	$280,591	$58,982

Operating income	$1.29	$0.72	$3.93	$1.59
Net realized investment gains (losses)	0.05	(0.02)	0.34	(0.04)
Net foreign exchange (losses) gains	(0.09)	0.00	0.02	0.04
Non-cash compensation	(0.04)	(0.12)	(0.20)	(0.82)
Other income	0.01	0.01	0.03	0.03
Reversal of deferred tax asset valuation allowance	—	—	0.01	0.12
Extraordinary gain – excess of fair value of acquired net assets over cost	—	0.06	0.01	0.07
Net income	$1.22	$0.65	$4.14	$0.99

Diluted average shares outstanding	68,361,549	66,841,033	67,777,794	59,662,178

The underwriting income of the Company’s insurance and reinsurance subsidiaries increased to $75.8 million for the 2003 fourth quarter from $36.0 million for the 2002 fourth quarter.  For the year ended December 31, 2003, underwriting income was $228.7 million, compared to $59.2 million for the year ended December 31, 2002.  The increase in underwriting income in the 2003 periods was primarily due to a significantly higher level of net premiums earned.  In addition, underwriting results in the 2003 periods also benefited from increased profits recorded in property and other short-tail lines of business due, in part, to a low level of catastrophic activity.

The combined ratio of the Company’s insurance and reinsurance subsidiaries was 89.3% for the 2003 fourth quarter, compared to 87.6% for the 2002 fourth quarter, and 90.0% for the year ended December 31, 2003, compared to 90.9% for the year ended December 31, 2002.  The loss ratio of the Company’s insurance and reinsurance subsidiaries was 61.9% for the 2003 fourth quarter, compared to 59.9% for the 2002 fourth quarter.  The loss ratio was 63.9% for the year ended December 31, 2003, compared to 64.8% for the year ended December 31, 2002.  The loss ratio of 63.9% for the year ended December 31, 2003 was comprised of 12.0 points of paid losses, 7.4 points related to reserves for reported losses and 44.5 points related to incurred but not reported reserves.

In establishing the reserves for losses and loss adjustment expenses, the Company has made various assumptions relating to the pricing of its reinsurance contracts and insurance policies and also has considered available historical industry experience and current industry conditions.  The Company’s reserving method is primarily the expected loss method, which is commonly applied when limited loss experience exists.  Any estimates and assumptions made as part of the reserving process could prove to be inaccurate due to several factors, including the fact that very limited historical information has been reported to the Company through December 31, 2003.

The total expense ratio of the Company’s insurance and reinsurance subsidiaries, which includes acquisition expenses and other operating expenses, was 27.4% for the 2003 fourth quarter, compared to 27.7% for the 2002 fourth quarter.  The total expense ratio for the years ended December 31, 2003 and 2002 was 26.1%.

The acquisition expense ratio of the Company’s insurance and reinsurance subsidiaries, which is reflected net of certain policy-related fee income, was 18.9% for the 2003 fourth quarter, compared to 17.9% for the 2002 fourth quarter, and was 18.5% for the year ended December 31, 2003, compared to 16.7% for the year ended December 31, 2002.  The acquisition expense ratio fluctuates based on changes in the mix of business, as well as the amount of ceding commissions received from unaffiliated reinsurers and changes in the percentage of net premiums earned by the reinsurance segment relating to pro rata contracts.  Pro rata contracts are typically written at a lower loss ratio and higher expense ratio than excess of loss business.

The other operating expense ratio of the Company’s insurance and reinsurance subsidiaries was 8.5% for the 2003 fourth quarter, compared to 9.8% for the 2002 fourth quarter, and 7.6% for the year ended December 31, 2003, compared to 9.4% for the year ended December 31, 2002.  While aggregate other operating expenses were higher for the 2003 periods compared to the 2002 periods, the other operating expense ratio decreased primarily due to the significant growth in net premiums earned during the 2003 periods.

Net investment income for the 2003 fourth quarter was $22.2 million, compared to $15.6 million for the 2002 fourth quarter.  Net investment income for the year ended December 31, 2003 was $81.0 million, compared to $51.2 million for the year ended December 31, 2002.  The growth in net investment income in each of the 2003 periods was due to a significant increase in the Company’s invested assets primarily resulting from cash flow provided by operating activities during 2003 and 2002, which more than offset the effect of lower yields available in the financial markets in 2003 in comparison with 2002.  The Company’s investment portfolio mainly consists of high quality fixed income securities, which had an average Standard & Poor’s quality rating of “AA+” and an average duration of 2.0 years at December 31, 2003.

The Company’s effective tax rate may fluctuate from period to period based on the relative mix of income reported by jurisdiction primarily due to the varying tax rates in each jurisdiction.  The Company’s quarterly tax provision is adjusted to reflect changes in its expected annual effective tax rates, if any.   For the year ended December 31, 2003, the Company’s effective tax rates on (i) pre-tax operating income and (ii) income before extraordinary items, excluding the reversal of a $773,000 deferred tax asset valuation allowance, were 8.7 % and 9.0% respectively.  The reduction in the effective tax rate from the rate used at September 30, 2003 lowered the 2003 fourth quarter tax provision by $5.6 million, or $0.08 per share.    The reduction in the effective tax rate in the 2003 fourth quarter resulted from a change in the relative mix of income reported by jurisdiction.  The Company currently estimates that its effective tax rate for 2004 will approximate 11.0% on pre-tax income and pre-tax operating income, but recognizes that as noted above, the rate may fluctuate based on the relative mix of income reported by jurisdiction.

Consolidated cash flow provided by operating activities for the 2003 fourth quarter was $466.5 million, compared to $326.8 million for the 2002 fourth quarter.  Operating cash flow for the year ended December 31, 2003 was approximately $1.61 billion, compared to $669.1 million for the year ended December 31, 2002.  The significant increase in cash flow in the 2003 periods compared to the 2002 periods was primarily due to the substantial growth in premium volume and a low level of claim payments.

Non-cash compensation primarily results from restricted shares granted in connection with the Company’s November 2001 capital infusion and underwriting initiative.  After-tax non-cash compensation expense for the 2003 fourth quarter was $2.9 million, compared to $8.2 million for the 2002 fourth quarter.  After-tax non-cash compensation expense for the year ended December 31, 2003 was $13.8 million, compared to $48.9 million for the year ended December 31, 2002.  Non-cash compensation for the year ended December 31, 2002 reflected the accelerated vesting of certain restricted common shares granted to the chairman of the Company’s board of directors.  The accelerated recognition for the year ended December 31, 2002 had no effect on the Company’s shareholders’ equity and had the effect of reducing non-cash compensation expense in subsequent periods.

The United States dollar is the functional currency for all of the Company’s business.  Net foreign exchange losses for the 2003 fourth quarter of $5,522,000 consisted of net unrealized losses of $7,012,000 and net realized gains of $1,490,000.  Net foreign exchange losses for the 2002 fourth quarter of $69,000 consisted of net unrealized losses of $947,000 and net realized gains of $878,000.  Net foreign exchange gains for the year ended December 31, 2003 of $997,000 consisted of net unrealized losses of $2,153,000 and net realized gains of $3,150,000.  Net foreign exchange gains for the year ended December 31, 2002 of $2,449,000 consisted of net unrealized losses of $36,000 and net realized gains of $2,485,000.

The Company’s shareholders’ equity increased to $1.71 billion at December 31, 2003, compared to $1.41 billion at December 31, 2002.  The increase in the Company’s shareholders’ equity and diluted per share book value was primarily attributable to the Company’s operating income for the year ended December 31, 2003.  The calculation of the Company’s book value per share amounts is included in the accompanying supplemental financial information.  At December 31, 2003, the Company had total capital of $1.91 billion.

Pursuant to the subscription agreement entered into in connection with the November 2001 capital infusion, an adjustment basket relating to certain non-core operations was calculated during the 2003 fourth quarter for purposes of determining whether the Company would be required to issue additional preference shares to the investors as a purchase price adjustment.  In February 2004, the Company and the investors agreed that no purchase price adjustment would be required pursuant to the calculation and, accordingly, no additional preference shares will be issued to the investors.  In connection with the resolution of the adjustment basket, the Company recorded expenses of $3.1 million in the 2003 fourth quarter.  Additional information regarding the adjustment basket is included in the accompanying supplemental financial information (see “Calculation of Book Value Per Share”).

In January 2004, the Securities and Exchange Commission declared effective the Company’s universal shelf registration.  This registration statement, which replaces the Company’s previous shelf registration statement with an unused portion of approximately $309 million, will allow for the possible future offer and sale by the Company of up to $500 million of various types of securities, including unsecured debt securities, preference shares, common shares, warrants, share purchase contracts and units and depositary shares.  In addition, the registration statement will allow selling shareholders to resell up to an aggregate of 9,892,594 common shares that they own (or may acquire upon the conversion of outstanding preference shares or warrants) in one or more offerings from time to time pursuant to existing registration rights principally granted in connection with the 2001 capital infusion.  The Company will not receive any proceeds from the shares offered by the selling shareholders.  Securities described in the registration statement may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This release is not an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

The Company will hold a conference call for investors and analysts at 10:00 a.m. Eastern Time on February 18, 2004.  A live webcast of this call will be available at http://www.vcall.com/CEPage.asp?ID=85456 and will be archived on VCall’s website from 12:00 p.m. Eastern Time on February 18, 2004 through midnight Eastern Time on March 18, 2004. A telephone replay of the conference call also will be available beginning on February 18, 2004 at 12:00 p.m. Eastern Time until February 21, 2004 at midnight Eastern Time. To access the replay, domestic callers should dial 877-660-6853 (account 1628, conference number 89252), and international callers should dial 201-612-7415 (account 1628, conference number 89252).  The webcast is also being distributed over CCBN’s Investor Distribution Network to both institutional and individual investors.  Individual investors can listen to the call through CCBN’s individual investor center at http://www.fulldisclosure.com or by visiting any of the investor sites in CCBN’s Individual Investor Network.

Institutional investors can access the call via CCBN’s password-protected event management site, StreetEvents (http://www.streetevents.com).

Arch Capital Group Ltd., a Bermuda-based company with over $1.9 billion in capital, provides insurance and reinsurance on a worldwide basis through its wholly owned subsidiaries.

Cautionary Note Regarding Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This release or any other written or oral statements made by or on behalf of the Company may include forward-looking statements, which reflect the Company’s current views with respect to future events and financial performance. All statements other than statements of historical fact included in this release are forward-looking statements. Forward-looking statements can generally be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or their negative or variations or similar terminology.

Forward-looking statements involve the Company’s current assessment of risks and uncertainties. Actual events and results may differ materially from those expressed or implied in these statements. Important factors that could cause actual events or results to differ materially from those indicated in such statements are discussed below and elsewhere in this release and in the Company’s periodic reports filed with the Securities and Exchange Commission, and include:

•                       the Company’s ability to successfully implement its business strategy;

•                       acceptance of the Company’s products and services and security by brokers and its insureds and reinsureds;

•                       acceptance of the Company’s business strategy, security and financial condition by rating agencies and regulators;

•                       general economic and market conditions (including inflation, interest rates and foreign currency exchange rates) and conditions specific to the reinsurance and insurance markets in which the Company operates;

•                       competition, including increased competition, on the basis of pricing, capacity, coverage terms or other factors;

•                       the Company’s ability to successfully integrate new management and operating personnel and to establish and maintain operating procedures to effectively support its underwriting initiatives and to develop accurate actuarial, financial and other data and develop and implement actuarial models and procedures;

•                       the loss of key personnel;

•                       the integration of businesses the Company has acquired or may acquire into its existing operations;

•                       estimates and judgments, including those related to revenue recognition, insurance and other reserves, reinsurance recoverables, investment valuations, intangible assets, bad debts, income taxes, contingencies and litigation, for a relatively new insurance and reinsurance company, like the Company, are even more difficult to make than those for a mature company since very limited historical information has been reported to the Company through December 31, 2003;

•                       greater than expected loss ratios on business written by the Company and adverse development on reserves for losses and loss adjustment expenses related to business written by the Company;

•                       severity and/or frequency of losses;

•                       claims for natural or man-made catastrophic events in the Company’s insurance or reinsurance business could cause large losses and substantial volatility in the Company’s results of operations;

•                       acts of terrorism, political unrest and other hostilities or other unforecasted and unpredictable events;

•                       losses relating to aviation business and business produced by a certain managing underwriting agency for which the Company may be liable to the purchaser of its prior reinsurance business or to others in connection with the May 5, 2000 asset sale;

•                       availability to the Company of reinsurance to manage its gross and net exposures and the cost of such reinsurance;

•                       the failure of reinsurers, managing general agents or others to meet their obligations to the Company;

•                       the timing of loss payments being faster or the receipt of reinsurance recoverables being slower than anticipated by the Company;

•                       changes in accounting principles or the application of such principles by accounting firms or regulators;

•                       statutory or regulatory developments, including as to tax policy and matters and insurance and other regulatory matters (such as the adoption of proposed legislation that would affect Bermuda-headquartered companies and/or Bermuda-based insurers or reinsurers); and

•                       rating agency policies and practices.

In addition, other general factors could affect the Company’s results, including: (a) developments in the world’s financial and capital markets and the Company’s access to such markets; (b) changes in regulation or tax laws applicable to the Company, its subsidiaries, brokers or customers; and (c) the effects of business disruption or economic contraction due to terrorism or other hostilities.

All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with other cautionary statements that are included herein or elsewhere. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Comment on Regulation G

Throughout this release, the Company presents its operations in the way it believes will be the most meaningful and useful to investors, analysts, rating agencies and others who use the Company’s financial information in evaluating the performance of the Company.  This presentation includes the use of operating income, which is defined as net income or loss before extraordinary items, excluding net realized investment gains or losses, net foreign exchange gains or losses, other income, reversal of deferred tax asset valuation allowances and non-cash compensation, net of tax.  The Company believes that net realized investment gains or losses, net foreign exchange gains or losses, other income, reversal of deferred tax asset valuation allowances and non-cash compensation for any particular period are not indicative of the performance of, or trends in, the Company’s business performance.  This presentation is a “non-GAAP financial measure” as defined in Regulation G.  The reconciliation of such measure to net income (the most directly comparable GAAP financial measure) in accordance with Regulation G is included on page 2 of this release.

Extraordinary items have been excluded from the non-GAAP financial measure due to their non-recurring nature.  In addition, although net realized investment gains or losses and net foreign exchange gains or losses are an integral part of the Company’s operations, the decision to realize investment gains or losses and the recognition of foreign exchange gains or losses are independent of the insurance underwriting process and result, in large part, from general economic and financial market conditions.  Furthermore, certain users of the Company’s financial information believe that, for many companies, the timing of the realization of investment gains or losses is largely opportunistic, and, under applicable GAAP accounting, losses on the Company’s investments can be realized as the result of other-than-temporary declines in value without actual realization.  Due to these reasons, the Company excludes net realized investment gains or losses and net foreign exchange gains or losses from the calculation of operating income.  Other income is generated by certain of our privately held securities which are accounted for under the equity method of accounting.  The Company records a proportionate share of the investee company’s net income or loss based on its ownership percentage in such investment.  As this is a non-cash item which fluctuates based on the underlying results of the investee companies, the Company excludes other income from the calculation of operating income.  With respect to non-cash compensation, since these charges primarily relate to the Company’s capital raising activities during 2001 (and not its underlying insurance operations), the Company has excluded such charges from operating income.  Non-cash compensation also does not have any impact on the Company’s shareholders’ equity.

The Company believes that showing net income exclusive of the items referred to above reflects the underlying fundamentals of the Company’s business since the Company evaluates the performance of and manages its business to produce an underwriting profit. In addition to presenting net income, the Company believes that this presentation enables investors and other users of the Company’s financial information to analyze the Company’s performance in a manner similar to how the Company’s management analyzes performance.  The Company also believes that this measure follows industry practice and, therefore, allows the users of the Company’s financial information to compare the Company’s performance with its industry peer group.  The Company believes that the equity analysts and certain rating agencies who follow the Company and the insurance industry as a whole exclude these items from their analyses for the same reasons.

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except share data)

	Three Months Ended December 31,		Years Ended December 31,
	2003	2002	2003	2002
Revenues
Net premiums written	$627,383	$439,207	$2,738,415	$1,261,627
Decrease (increase) in unearned premiums	62,953	(149,196)	(525,816)	(606,651)
Net premiums earned	690,336	290,011	2,212,599	654,976
Net investment income	22,240	15,602	80,992	51,249
Net realized investment gains (losses)	3,863	(1,014)	25,317	(839)
Fee income	5,719	3,166	21,818	14,208
Other income	740	414	3,011	2,175
Total revenues	722,898	308,179	2,343,737	721,769

Expenses
Losses and loss adjustment expenses	427,116	173,574	1,413,551	424,538
Acquisition expenses	134,385	54,869	424,008	118,961
Other operating expenses	66,667	29,059	185,943	76,699
Net foreign exchange losses (gains)	5,522	69	(997)	(2,449)
Non-cash compensation	3,071	7,188	14,732	49,480
Total expenses	636,761	264,759	2,037,237	667,229

Income Before Income Taxes and Extraordinary Item	86,137	43,420	306,500	54,540

Income tax expense (benefit)	2,403	3,795	26,725	(556)

Income Before Extraordinary Item	83,734	39,625	279,775	55,096

Extraordinary gain – excess of fair value of net assets acquired over cost (net of $0 tax)	—	3,886	816	3,886
Net Income	$83,734	$43,511	$280,591	$58,982

Net Income Per Share Data
Basic:
Income before extraordinary item	$3.15	$1.56	$10.65	$2.74
Extraordinary gain	—	$0.15	$0.03	$0.19
Net income	$3.15	$1.71	$10.68	$2.93

Diluted:
Income before extraordinary item	$1.22	$0.59	$4.13	$0.92
Extraordinary gain	—	$0.06	$0.01	$0.07
Net income	$1.22	$0.65	$4.14	$0.99

Average Shares Outstanding
Basic	26,591,467	25,392,443	26,264,055	20,095,698
Diluted	68,361,549	66,841,033	67,777,794	59,662,178

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	December 31, 2003	December 31, 2002
Assets
Investments:
Fixed maturities available for sale, at fair value (amortized cost: 2003, $3,363,193; 2002, $1,334,637)	$3,398,424	$1,382,104
Short-term investments available for sale, at fair value	229,348	480,541
Privately held securities (cost: 2003, $27,632; 2002, $31,630)	32,476	31,536
Total investments	3,660,248	1,894,181
Cash	56,899	91,717
Accrued investment income	30,316	17,127
Premiums receivable	477,032	343,716
Funds held by reinsureds	211,944	58,351
Unpaid losses and loss adjustment expenses recoverable	409,451	211,100
Paid losses and loss adjustment expenses recoverable	18,549	14,462
Prepaid reinsurance premiums	236,061	120,191
Goodwill and intangible assets	35,882	28,867
Deferred income tax asset	33,979	16,514
Deferred acquisition costs, net	275,696	148,960
Other assets	139,264	46,142
Total Assets	$5,585,321	$2,991,328

Liabilities
Reserve for losses and loss adjustment expenses	$1,951,967	$592,432
Unearned premiums	1,402,998	761,310
Reinsurance balances payable	117,916	89,191
Revolving credit agreement borrowings	200,000	—
Investment accounts payable	—	45,960
Other liabilities	201,711	91,191
Total Liabilities	3,874,592	1,580,084

Commitments and Contingencies

Shareholders’ Equity
Preferred shares ($0.01 par value, 50,000,000 shares authorized, issued: 2003 and 2002, 38,844,665)	388	388
Common shares ($0.01 par value, 200,000,000 shares authorized, issued: 2003, 28,200,372; 2002, 27,725,334)	282	277
Additional paid-in capital	1,361,267	1,347,165
Deferred compensation under share award plan	(15,004)	(25,290)
Retained earnings	327,963	47,372
Accumulated other comprehensive income consisting of unrealized appreciation in value of investments, net of deferred income tax	35,833	41,332
Total Shareholders’ Equity	1,710,729	1,411,244
Total Liabilities and Shareholders’ Equity	$5,585,321	$2,991,328

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

(in thousands)

	Years Ended December 31,
	2003	2002
Preference Shares
Balance at beginning of year	$388	$357
Preference shares issued	—	31
Balance at end of year	388	388

Common Shares
Balance at beginning of year	277	135
Common shares issued	5	142
Balance at end of year	282	277

Additional Paid-in Capital
Balance at beginning of year	1,347,165	1,039,887
Common shares issued	6,285	319,580
Exercise of stock options	7,326	825
Common shares retired	(906)	(13,097)
Other	1,397	(30)
Balance at end of year	1,361,267	1,347,165

Deferred Compensation Under Share Award Plan
Balance at beginning of year	(25,290)	(8,230)
Restricted common shares issued	(5,106)	(66,245)
Deferred compensation expense recognized	15,392	49,185
Balance at end of year	(15,004)	(25,290)

Retained Earnings (Deficit)
Balance at beginning of year	47,372	(11,610)
Net income	280,591	58,982
Balance at end of year	327,963	47,372

Accumulated Other Comprehensive Income
Unrealized Appreciation (Decline) in Value of Investments, Net of Deferred Income Tax
Balance at beginning of year	41,332	(170)
Change in unrealized appreciation (decline)	(5,499)	41,502
Balance at end of year	35,833	41,332
Total Shareholders’ Equity	$1,710,729	$1,411,244

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands)

	Years Ended December 31,
	2003	2002
Comprehensive Income
Net income	$280,591	$58,982
Other comprehensive income, net of deferred income tax
Unrealized appreciation in value of investments:
Unrealized holding gains arising during year	17,334	38,884
Reclassification of net realized investment (gains) losses, net of tax, included in net income	(22,833)	2,618
Other comprehensive income (loss)	(5,499)	41,502
Comprehensive Income	$275,092	$100,484

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Years Ended December 31,
	2003	2002
Operating Activities
Net income	$280,591	$58,982
Adjustments to reconcile net income to net cash provided by operating activities:
Net realized investment (gains) losses	(25,078)	839
Other income	(3,011)	(2,175)
Provision for non-cash compensation	14,732	49,480
Excess of fair value of net assets acquired over cost	(816)	(3,886)
Changes in:
Reserve for losses and loss adjustment expenses, net of unpaid losses and loss adjustment expenses recoverable	1,161,184	348,911
Unearned premiums, net of prepaid reinsurance premiums	525,818	606,360
Premiums receivable	(133,316)	(279,925)
Deferred acquisition costs, net	(126,736)	(143,548)
Funds held by reinsureds	(153,593)	(58,351)
Reinsurance balances payable	28,725	41,554
Accrued investment income	(13,157)	(9,332)
Paid losses and loss adjustment expenses recoverable	(4,087)	6,823
Deferred income tax asset	(15,488)	(8,099)
Other liabilities	113,395	57,870
Other items, net	(36,619)	3,549
Net Cash Provided By Operating Activities	1,612,544	669,052

Investing Activities
Purchases of fixed maturity investments	(4,738,500)	(1,253,637)
Release of escrowed assets	—	(18,833)
Sales of fixed maturity investments	2,674,867	407,144
Sales of equity securities	7,601	13,726
Net sales of short-term investments	246,749	45,666
Acquisitions, net of cash	(11,774)	(4,829)
Purchases of furniture, equipment and other	(31,489)	(17,710)
Net Cash Used For Investing Activities	(1,852,546)	(828,473)

Financing Activities
Proceeds from common shares issued	6,090	254,338
Repurchase of common shares	(906)	(13,102)
Revolving credit agreement borrowings	200,000	—
Debt retirement and other	—	(68)
Net Cash Provided By Financing Activities	205,184	241,168
(Decrease) increase in cash	(34,818)	81,747
Cash beginning of year	91,717	9,970
Cash end of year	$56,899	$91,717
Income taxes paid, net	$44,554	$2,863
Interest paid	—	—

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

The following table provides information on the Company’s investing activities, including investment income yield, average duration and average credit quality.

	Three Months Ended December 31,				Years Ended December 31,
Investment income yield (at amortized cost)	2003		2002		2003	2002

Pre-tax	2.7%		3.6%		3.1%	3.7%
After-tax	2.4%		3.2%		2.9%	3.2%

Fixed Maturities and Short-term Investments	December 31, 2003		December 31, 2002

Average duration (in years)	2.0		2.1
Average credit quality (Standard & Poors)	AA	+	AA	-

	Three Months Ended December 31,				Years Ended December 31,
	2003		2002		2003	2002

Annualized operating return on beginning equity (1)	21.5	%(2)	14.2%		18.9%	9.3%

(1)          Annualized operating return on beginning equity, a non-GAAP measure, equals annualized operating income divided by shareholders’ equity as of the beginning of the period.  See “Comment on Regulation G” above.

(2)          The 2003 fourth quarter annualized operating return on beginning equity includes the effects of (a) a lower tax rate during the 2003 fourth quarter and (b) the impact of certain non-recurring expenses.  Excluding the effects of such items, the annualized operating return on beginning equity would have been 20.1%.

Segment Information

The determination of the Company’s business segments is based on the manner in which the Company monitors the performance of its underwriting operations.  The Company classifies its businesses into two underwriting segments — reinsurance and insurance — and a corporate and other segment (non-underwriting).  The Company does not manage its assets by segment and, accordingly, investment income is not allocated to each underwriting segment.  In addition, other revenue and expense items are not evaluated by segment.  Management measures segment performance based on underwriting income or loss.  The accounting policies of the segments are the same as those used for the preparation of the Company’s consolidated financial statements.  Inter-segment insurance business is allocated to the segment accountable for the underwriting results in accordance with SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information.”

The reinsurance segment consists of the Company’s reinsurance underwriting subsidiaries.  The reinsurance segment generally seeks to write significant lines on specialty property and casualty reinsurance treaties.  Classes of business focused on include casualty, casualty clash, marine, aviation and space, non-traditional, other specialty, property catastrophe and property excluding property catastrophe (losses on a single risk, both excess of loss and pro rata).

The insurance segment consists of the Company’s insurance underwriting subsidiaries which primarily write on a direct basis.  The insurance segment currently consists of eight product lines, including casualty, construction and surety, executive assurance, healthcare, professional liability, programs, property, and other (primarily non-standard auto, collateralized protection business and accident and health and corporate risk programs).

The corporate and other segment (non-underwriting) includes net investment income, other fee income and other expenses incurred by the Company, net realized investment gains or losses, net foreign exchange gains or losses and non-cash compensation.  The corporate and other segment also includes the results of the Company’s merchant banking operations.

The following table sets forth underwriting income or loss by segment, together with a reconciliation of underwriting income to net income for the three months ended December 31, 2003:

	Three Months Ended December 31, 2003
(in thousands)	Reinsurance	Insurance	Total

Gross premiums written (1)	$313,561	$483,211	$761,653
Net premiums written	298,445	328,938	627,383

Net premiums earned	$397,339	$292,997	$690,336
Policy-related fee income	—	3,670	3,670
Other underwriting-related fee income	524	1,733	2,257
Losses and loss adjustment expenses	(248,286)	(178,830)	(427,116)
Acquisition expenses, net	(96,814)	(37,571)	(134,385)
Other operating expenses	(11,095)	(47,823)	(58,918)
Underwriting income	$41,668	$34,176	$75,844

Net investment income			22,240
Net realized investment gains			3,863
Other fee income, net of related expenses			(208)
Other income			740
Other expenses			(7,749)
Net foreign exchange losses			(5,522)
Non-cash compensation			(3,071)
Income before income taxes			86,137
Income tax expense			(2,403)

Net income			$83,734

Underwriting Ratios
Loss ratio	62.5%	61.0%	61.9%
Acquisition expense ratio (2)	24.4%	11.6%	18.9%
Other operating expense ratio	2.8%	16.3%	8.5%
Combined ratio	89.7%	88.9%	89.3%

(1)          Certain amounts included in the gross premiums written of each segment are related to intersegment transactions and are included in the gross premiums written of each segment.  Accordingly, the sum of gross premiums written for each segment does not agree to the total gross premiums written as shown in the table above due to the elimination of intersegment transactions in the total.

(2)          The acquisition expense ratio is adjusted to include policy-related fee income.

The following table sets forth underwriting income or loss by segment, together with a reconciliation of underwriting income to net income for the three months ended December 31, 2002:

	Three Months Ended December 31, 2002
(in thousands)	Reinsurance	Insurance	Total

Gross premiums written (1)	$248,206	$305,866	$521,899
Net premiums written	236,690	202,517	439,207

Net premiums earned	$205,620	$84,391	$290,011
Policy-related fee income	—	2,913	2,913
Losses and loss adjustment expenses	(117,545)	(56,029)	(173,574)
Acquisition expenses, net	(45,692)	(9,177)	(54,869)
Other operating expenses	(8,608)	(19,834)	(28,442)
Underwriting income	$33,775	$2,264	$36,039

Net investment income			15,602
Net realized investment losses			(1,014)
Other fee income, net of related expenses			(131)
Other income			414
Other expenses			(233)
Net foreign exchange losses			(69)
Non-cash compensation			(7,188)
Income before income taxes and extraordinary item			43,420
Income tax expense			(3,795)

Income before extraordinary item			39,625
Extraordinary gain, net of $0 tax expense			3,886

Net income			$43,511

Underwriting Ratios
Loss ratio	57.2%	66.4%	59.9%
Acquisition expense ratio (2)	22.2%	7.4%	17.9%
Other operating expense ratio	4.2%	23.5%	9.8%
Combined ratio	83.6%	97.3%	87.6%

(1)          Certain amounts included in the gross premiums written of each segment are related to intersegment transactions and are included in the gross premiums written of each segment.  Accordingly, the sum of gross premiums written for each segment does not agree to the total gross premiums written as shown in the table above due to the elimination of intersegment transactions in the total.

(2)          The acquisition expense ratio is adjusted to include policy-related fee income.

The following table sets forth underwriting income or loss by segment, together with a reconciliation of underwriting income to net income for the year ended December 31, 2003:

	Year Ended December 31, 2003
(in thousands)	Reinsurance	Insurance	Total

Gross premiums written (1)	$1,624,703	$1,766,987	$3,226,001
Net premiums written	1,566,819	1,171,596	2,738,415

Net premiums earned	$1,329,673	$882,926	$2,212,599
Policy-related fee income	—	14,028	14,028
Other underwriting-related fee income	5,621	1,733	7,354
Losses and loss adjustment expenses	(839,417)	(574,134)	(1,413,551)
Acquisition expenses, net	(314,193)	(109,815)	(424,008)
Other operating expenses	(33,739)	(133,968)	(167,707)
Underwriting income	$147,945	$80,770	$228,715

Net investment income			80,992
Net realized investment gains			25,317
Other fee income, net of related expenses			436
Other income			3,011
Other expenses			(18,236)
Net foreign exchange gains			997
Non-cash compensation			(14,732)
Income before income taxes and extraordinary item			306,500
Income tax expense			(26,725)

Income before extraordinary item			279,775
Extraordinary gain, net of $0 tax expense			816

Net income			$280,591

Underwriting Ratios
Loss ratio	63.1%	65.0%	63.9%
Acquisition expense ratio (2)	23.6%	10.8%	18.5%
Other operating expense ratio	2.5%	15.2%	7.6%
Combined ratio	89.2%	91.0%	90.0%

(1)          Certain amounts included in the gross premiums written of each segment are related to intersegment transactions and are included in the gross premiums written of each segment.  Accordingly, the sum of gross premiums written for each segment does not agree to the total gross premiums written as shown in the table above due to the elimination of intersegment transactions in the total.

(2)          The acquisition expense ratio is adjusted to include policy-related fee income.

The following table sets forth underwriting income or loss by segment, together with a reconciliation of underwriting income to net income for the year ended December 31, 2002:

	Year Ended December 31, 2002
(in thousands)	Reinsurance	Insurance	Total

Gross premiums written (1)	$908,732	$664,559	$1,487,212
Net premiums written	882,700	378,927	1,261,627

Net premiums earned	$500,980	$153,996	$654,976
Policy-related fee income	—	9,418	9,418
Losses and loss adjustment expenses	(315,766)	(108,772)	(424,538)
Acquisition expenses, net	(105,391)	(13,570)	(118,961)
Other operating expenses	(18,849)	(42,827)	(61,676)
Underwriting income (loss)	$60,974	$(1,755)	$59,219

Net investment income			51,249
Net realized investment losses			(839)
Other fee income, net of related expenses			(910)
Other income			2,175
Other expenses			(9,323)
Net foreign exchange gains			2,449
Non-cash compensation			(49,480)
Income before income taxes and extraordinary item			54,540
Income tax benefit			556

Income before extraordinary item			55,096
Extraordinary gain, net of $0 tax expense			3,886

Net income			$58,982

Underwriting Ratios
Loss ratio	63.0%	70.6%	64.8%
Acquisition expense ratio (2)	21.0%	2.7%	16.7%
Other operating expense ratio	3.8%	27.8%	9.4%
Combined ratio	87.8%	101.1%	90.9%

(1)          Certain amounts included in the gross premiums written of each segment are related to intersegment transactions and are included in the gross premiums written of each segment.  Accordingly, the sum of gross premiums written for each segment does not agree to the total gross premiums written as shown in the table above due to the elimination of intersegment transactions in the total.

(2)          The acquisition expense ratio is adjusted to include policy-related fee income.

The following table sets forth the reinsurance segment’s net premiums written and earned by major line of business and type of business, together with net premiums written by client location for the three months ended December 31, 2003 and 2002:

	Three Months Ended December 31,
	2003		2002
REINSURANCE SEGMENT (in thousands)	Amount	% of Total	Amount	% of Total

Major line of business:
Net premiums written
Casualty (1)	$167,351	56.1%	$111,472	47.1%
Other specialty	48,568	16.3%	33,297	14.1%
Property excluding property catastrophe	43,717	14.6%	40,276	17.0%
Marine and aviation	31,388	10.5%	22,061	9.3%
Property catastrophe	5,580	1.9%	8,854	3.8%
Non-traditional	1,559	0.5%	20,637	8.7%
Casualty clash	282	0.1%	93	0.0%
Total	$298,445	100.0%	$236,690	100.0%

Net premiums earned
Casualty (1)	$168,945	42.5%	$48,944	23.8%
Other specialty	86,895	21.9%	40,523	19.7%
Property excluding property catastrophe	73,824	18.5%	39,448	19.2%
Property catastrophe	26,500	6.7%	26,507	12.9%
Marine and aviation	23,324	5.9%	11,397	5.5%
Non-traditional	15,157	3.8%	34,655	16.9%
Casualty clash	2,694	0.7%	4,146	2.0%
Total	$397,339	100.0%	$205,620	100.0%

Type of business:
Net premiums written
Pro rata	$265,824	89.1%	$196,275	82.9%
Excess of loss	32,621	10.9%	40,415	17.1%
Total	$298,445	100.0%	$236,690	100.0%

Net premiums earned
Pro rata	$286,193	72.0%	$109,050	53.0%
Excess of loss	111,146	28.0%	96,570	47.0%
Total	$397,339	100.0%	$205,620	100.0%

Client location:
Net premiums written
North America	$187,006	62.7%	$155,286	65.6%
Europe	90,987	30.5%	58,010	24.5%
Bermuda	16,998	5.7%	16,008	6.8%
Asia and Pacific	(2,884)	(1.0)%	2,471	1.0%
Other	6,338	2.1%	4,915	2.1%
Total	$298,445	100.0%	$236,690	100.0%

(1)          Includes executive assurance and professional liability business.

The following table sets forth the reinsurance segment’s net premiums written and earned by major line of business and type of business, together with net premiums written by client location for the years ended December 31, 2003 and 2002:

	Years Ended December 31,
	2003		2002
REINSURANCE SEGMENT (in thousands)	Amount	% of Total	Amount	% of Total

Major line of business:
Net premiums written
Casualty (1)	$648,119	41.4%	$245,236	27.8%
Other specialty	360,148	23.0%	173,087	19.6%
Property excluding property catastrophe	302,560	19.3%	166,344	18.8%
Property catastrophe	99,562	6.4%	110,989	12.6%
Marine and aviation	91,706	5.8%	60,383	6.8%
Non-traditional	52,911	3.4%	109,978	12.5%
Casualty clash	11,813	0.7%	16,683	1.9%
Total	$1,566,819	100.0%	$882,700	100.0%

Net premiums earned
Casualty (1)	$483,393	36.4%	$94,291	18.8%
Other specialty	291,467	21.9%	109,293	21.8%
Property excluding property catastrophe	287,220	21.6%	87,908	17.6%
Property catastrophe	108,153	8.1%	82,702	16.5%
Marine and aviation	78,928	5.9%	30,127	6.0%
Non-traditional	67,618	5.1%	82,423	16.5%
Casualty clash	12,894	1.0%	14,236	2.8%
Total	$1,329,673	100.0%	$500,980	100.0%

Type of business:
Net premiums written
Pro rata	$1,148,202	73.3%	$520,474	59.0%
Excess of loss	418,617	26.7%	362,226	41.0%
Total	$1,566,819	100.0%	$882,700	100.0%

Net premiums earned
Pro rata	$922,167	69.4%	$229,449	45.8%
Excess of loss	407,506	30.6%	271,531	54.2%
Total	$1,329,673	100.0%	$500,980	100.0%

Client location:
Net premiums written
North America	$972,012	62.0%	$515,334	58.4%
Europe	446,086	28.5%	254,901	28.9%
Bermuda	92,006	5.9%	51,562	2.8%
Asia and Pacific	20,912	1.3%	24,796	5.8%
Other	35,803	2.3%	36,107	4.1%
Total	$1,566,819	100.0%	$882,700	100.0%

(1)          Includes executive assurance and professional liability business.

The following table sets forth the insurance segment’s net premiums written and earned by major line of business, together with net premiums written by client location for the three months ended December 31, 2003 and 2002:

	Three Months Ended December 31,
	2003		2002
INSURANCE SEGMENT (in thousands)	Amount	% of Total	Amount	% of Total

Major line of business:
Net premiums written
Programs	$81,167	24.7%	$56,376	27.8%
Casualty	55,481	16.9%	33,966	16.8%
Construction and surety	47,993	14.6%	17,556	8.7%
Property	43,882	13.3%	27,089	13.4%
Executive assurance	33,685	10.2%	21,308	10.5%
Professional liability	28,110	8.6%	12,806	6.3%
Healthcare	13,471	4.1%	20,171	10.0%
Other	25,149	7.6%	13,245	6.5%
Total	$328,938	100.0%	$202,517	100.0%

Net premiums earned
Programs	$97,858	33.4%	$20,384	24.1%
Casualty	55,658	19.0%	13,301	15.8%
Property	27,850	9.5%	10,939	13.0%
Executive assurance	27,750	9.5%	11,129	13.2%
Professional liability	26,532	9.0%	3,907	4.6%
Construction and surety	22,199	7.6%	5,478	6.5%
Healthcare	11,076	3.8%	4,936	5.8%
Other	24,074	8.2%	14,317	17.0%
Total	$292,997	100.0%	$84,391	100.0%

Client location:
Net premiums written
North America	$314,125	95.5%	$200,925	99.2%
Other	14,813	4.5%	1,592	0.8%
Total	$328,938	100.0%	$202,517	100.0%

The following table sets forth the insurance segment’s net premiums written and earned by major line of business, together with net premiums written by client location for the years ended December 31, 2003 and 2002:

	Years Ended December 31,
	2003		2002
INSURANCE SEGMENT (in thousands)	Amount	% of Total	Amount	% of Total

Major line of business:
Net premiums written
Programs	$344,915	29.4%	$88,178	23.3%
Casualty	224,596	19.2%	64,165	16.9%
Construction and surety	143,581	12.3%	31,254	8.2%
Property	121,393	10.4%	50,772	13.4%
Executive assurance	114,268	9.7%	49,479	13.1%
Professional liability	105,648	9.0%	20,436	5.4%
Healthcare	38,127	3.3%	23,624	6.2%
Other	79,068	6.7%	51,019	13.5%
Total	$1,171,596	100.0%	$378,927	100.0%

Net premiums earned
Programs	$280,730	31.8%	$33,948	22.0%
Casualty	164,329	18.6%	18,998	12.3%
Executive assurance	87,259	9.9%	18,288	11.9%
Property	85,199	9.6%	16,638	10.8%
Construction and surety	73,601	8.3%	7,071	4.6%
Professional liability	71,087	8.1%	5,817	3.8%
Healthcare	37,873	4.3%	5,263	3.4%
Other	82,848	9.4%	47,973	31.2%
Total	$882,926	100.0%	$153,996	100.0%

Client location:
Net premiums written
North America	$1,140,064	97.3%	$375,725	99.2%
Other	31,532	2.7%	3,202	0.8%
Total	$1,171,596	100.0%	$378,927	100.0%

Calculation of Book Value Per Share

The following actual book value per share calculations are based on shareholders’ equity of $1.71 billion and $1.41 billion at December 31, 2003 and December 31, 2002, respectively.   Book value per share excludes the effects of stock options and Class B warrants.

	December 31, 2003		December 31, 2002
	Common Shares and Potential Common Shares	Cumulative Book Value Per Share	Common Shares and Potential Common Shares	Cumulative Book Value Per Share
Common shares (1)	28,200,372	$31.74	27,725,334	$21.48
Series A convertible preference shares	38,844,665	$25.52	38,844,665	$21.20
Common shares and potential common shares	67,045,037		66,569,999

(1) Book value per common share at December 31, 2003 and December 31, 2002 was determined by dividing (i) the difference between total shareholders’ equity and the aggregate liquidation preference of the Series A convertible preference shares of $815.7 million, by (ii) the number of common shares outstanding. Restricted common shares are included in the number of common shares outstanding as if such shares were issued on the date of grant.

Pursuant to the subscription agreement entered into in connection with the November 2001 capital infusion (the “Subscription Agreement”), an adjustment basket relating to certain non-core operations was calculated during the 2003 fourth quarter for purposes of determining whether the Company would be required to issue additional preference shares to the investors as a purchase price adjustment.  The adjustment basket was equal to (1) the difference between value realized upon sale and the GAAP book value at the closing of the capital infusion (November 2001) (as adjusted based on a pre-determined growth rate) of agreed upon non-core businesses; plus (2) the difference between GAAP net book value of the Company’s insurance balances attributable to the Company’s core insurance operations with respect to any policy or contract written or having a specified effective date at the time of the final adjustment and those balances at the closing; minus (3) reductions in book value arising from costs and expenses relating to the transaction provided under the Subscription Agreement, actual losses arising out of breach of representations under the Subscription Agreement and certain other costs and expenses.  If the adjustment basket had been calculated as less than zero, the Company would have been required to issue additional preference shares to the investors based on the decrease in value of the components of the adjustment basket.  In February 2004, the Company and the investors agreed that no purchase price adjustment was required pursuant to the above calculation and, accordingly, no additional preference shares were issued to the investors.

In addition, on the fourth anniversary of the closing, there will be a calculation of a further adjustment basket based on (1) liabilities owed to Folksamerica (if any) under the Asset Purchase Agreement, dated as of January 10, 2000, between the Company and Folksamerica, and (2) specified tax and ERISA matters under the Subscription Agreement.